Exhibit 99.1

Macquarie Infrastructure Corporation Reports Second Quarter 2016 Financial Results, Increased Dividend

  Net income increases to $21.1 million from net loss of $63.5 million
  Proportionately Combined Free Cash Flow increases 8.8% to $126.3 million
  Weighted average shares outstanding increases 1.4% to 80,369,575
  Quarterly cash dividend of $1.25 per share, up 12.6%, authorized
  Backlog of growth projects increases with approval of BEC expansion

NEW YORK--(BUSINESS WIRE)--August 1, 2016--Macquarie Infrastructure Corporation (NYSE:MIC) reported its financial results for the second quarter of 2016 including net income of $21.1 million versus a net loss of $63.5 million in the second quarter of 2015. For the six months ended June 30, 2016, MIC reported net income of $41.3 million versus a net loss of $154.0 million in the prior comparable period.

Net income increased primarily as a result of the absence of any performance fees payable to the Company’s manager, the absence of transaction related expenses in connection with the acquisition of Bayonne Energy Center (“BEC”) in 2015 and the generation of increased gross profit by each of MIC’s operating companies in 2016. Partially offsetting the increases were higher interest expense and an increased provision for income taxes.

MIC’s financial performance metric, Proportionately Combined Free Cash Flow (“PCFCF”), increased 8.8% to $126.3 million in the second quarter of 2016 compared with the underlying PCFCF of $116.1 million generated in the second quarter in 2015. For the six month period, MIC reported an increase in PCFCF of 8.5% to $259.7 million versus an underlying $239.5 million in the prior comparable period. The increase in both periods was primarily the result of improvement in operations at each of MIC’s businesses including contributions from acquisitions in 2015 and 2016. Underlying figures in the prior comparable period excluded primarily the interest rate swap break fees at IMTT and transaction fees related to the acquisition of BEC. See “Use of Non-GAAP Measures” below for MIC’s definition of PCFCF.

The weighted average number of MIC shares outstanding during the quarter ended June 30, 2016 increased 1.4% year over year to 80,369,575. The increase was primarily the result of the reinvestment of base management fees payable to MIC’s manager in new shares during 2015 and 2016.

“Our businesses performed well during the second quarter and produced a result consistent with our guidance for the full year,” said James Hooke, chief executive officer of MIC. “Both Atlantic Aviation and the businesses comprising our Contracted Power and Energy (CP&E) segment delivered attractive year on year growth – Atlantic benefited from increases in both volume and margin on fuel sales as well as contributions from acquisitions completed in 2015 and 2016 and BEC produced more power than it did in the second quarter of last year. IMTT’s terminal operations grew in line with expectations, although its OMI Environmental Services (“OMI”) subsidiary operated at a small loss, and Hawaii Gas produced modest growth on an approximately 2% increase in the volume of gas sold.”

Reflective of the performance of MIC’s businesses during the period, the Company’s board of directors has authorized a cash dividend of $1.25 per share, or $5.00 annualized, for the second quarter of 2016. The dividend will be payable August 16, 2016 to shareholders of record on August 11, 2016. The cash payment represents a 12.6% increase over the dividend paid for the second quarter of 2015.

MIC remains on target to deliver a previously announced increase in its 2016 dividend to between $5.00 and $5.10 per share, up from $4.46 in 2015. Through two quarters, MIC will have distributed $2.45 per share in dividends. The payment of a future dividend is subject to the continued stable performance of MIC’s businesses and authorization by the Company’s board of directors.

MIC deployed $60.7 million of capital in support of growth projects and bolt-on acquisitions during the second quarter. Through the first half of the year the Company has deployed $123.2 million. MIC expects to deploy a total of approximately $250.0 million in growth capital in 2016.

“The receipt of regulatory consents and approval by our board of directors of our investment in containerized LNG in Hawaii and the expansion of BEC in New Jersey means that our backlog of growth investments is now nearly $370.0 million,” Hooke noted. The planned investment of $130.0 million in the development of 130MW of gas-fired power generating capacity at BEC in Bayonne, NJ is expected to be made largely in 2017.

The Company also reported that it completed the previously announced construction of a 6.5MW solar photovoltaic power generation facility in Hawaii. The first half of the facility was placed in service in late June followed by the second half in late July.

Overview of Consolidated (GAAP) Results for the Quarter and Six Months Ended June 30, 2016

MIC’s revenue decreased 6.2% to $397.6 million and 3.4% to $794.0 million versus the prior comparable quarter and six month periods, respectively. The decrease in the quarter reflects primarily:

  declines in the cost of jet fuel sold by Atlantic Aviation and gas sold by Hawaii Gas;
  reductions in revenue at IMTT related to the absence of any material spill response activity at OMI; and, decreases in certain services including rail car handling at IMTT; partially offset by, growth in revenue generated by the businesses in MIC’s CP&E segment.

The $26.1 million decrease in revenue in the quarter was entirely offset by a $37.8 million decrease in direct expenses, primarily the energy inputs noted above, recorded in cost of services/cost of product sales at each of Atlantic Aviation and Hawaii Gas. A reduction in direct expenses of $60.8 million for the six months to June 30 completely offset the decline in revenue for the half year. The pass-through of energy input costs, up or down, makes gross profit – revenue less direct expenses - effectively the “top line” to which MIC manages its businesses.

Gross profit increased 5.1% to $241.7 million and 7.1% to $488.6 million versus the prior comparable quarter and six month periods, respectively. The increase in the quarter reflects primarily:

  improved performance by Atlantic Aviation as a result of increases in general aviation flight activity and acquisitions of additional sites;
  a larger contribution from CP&E based on an increased utilization of BEC and improved wind and solar resources generally; and, unrealized gains on propane price hedges at Hawaii Gas.

The improvement through six months reflects each of the above factors plus incremental gross profit from BEC in the first quarter.

Selling, general and administrative expenses decreased by 10.7% to $72.4 million in the second quarter and by 4.6% to $144.7 million in the first half of 2016. The decreases reflect primarily:

  the absence of transaction related expenses associated with the acquisition of BEC primarily in the second quarter in 2015; and, the absence of costs related to the conversion of MIC from a limited liability company to a corporation; partially offset by, incremental costs associated with the ongoing operation of BEC in the second quarter; and, higher salary and benefits costs at Atlantic Aviation together with incremental costs associated with acquired FBOs in both the quarter and six month periods.

Fees payable to MIC’s external manager decreased 89.4% to $16.4 million in the second quarter and 90.2% to $31.2 million in the first half of 2016 primarily as a result of the absence of any performance fees in 2016. All base management fees generated were reinvested in new shares.

The items above resulted in MIC reporting net income of $21.1 million and $41.3 million in the quarter and six months ended June 30, 2016, respectively, compared with net losses of $63.5 million and $154.0 million, respectively, in the prior comparable periods. Net income also reflects:

  higher interest expense as a result of unfavorable mark to market of interest rate swaps; and, an increased provision for income taxes as a result of the absence of any tax benefit associated with performance fees incurred in 2015; partially offset by, the absence of impairments at Atlantic Aviation incurred in the first quarter of 2015.

MIC deployed an aggregate $69.6 million and $145.3 million in the second quarter and six months ended June 30, 2016, respectively, in the acquisition of businesses and purchases of property and equipment.

Overview of Proportionately Combined non-GAAP Results for the Quarter and Six Months Ended June 30, 2016

The following items are discussed on a proportionately combined basis reflective of MIC’s partial interest in certain of its businesses. See “Use of Non-GAAP Measures” below for MIC’s definition of Free Cash Flow, EBITDA excluding Non-Cash Items and proportionately combined metrics as well as further information on MIC’s use of these measures. See also the reconciliation of Net Income (Loss) to EBITDA excluding Non-Cash Items and Free Cash Flow attached to this release.

The above Overview of Consolidated Results, adjusted for non-cash items, generated an increase in EBITDA excluding non-cash items of 4.0% to $164.2 million and 8.1% to $337.1 million in the quarter and six months ended June 30, 2016, respectively.

Cash interest expense decreased 14.3% to $26.4 million versus the prior comparable quarter and by 2.7% to $52.9 million versus the prior comparable six month period. The decrease in cash interest expense in both periods reflects primarily a reduction in the interest rate and outstanding debt balance at BEC, partially offset by increased debt balances at each of IMTT and MIC Corporate.

Cash taxes increased to $1.7 million from a tax benefit of $0.4 million in the second quarter and to $4.2 million from $0.4 million through six months primarily as a result of the absence of a performance fee and associated tax benefits in 2016 versus the comparable periods in 2015. Any federal income tax liability generated in 2016, other than Alternative Minimum Tax, is expected to be offset by net operating loss carryforwards available at the holding company level.

Maintenance capital expenditures decreased by 13.6% to $9.8 million in the second quarter and increased by 15.7% to $20.3 million through the first six months of the year. The changes in the quarter and six month periods were attributable to reduced maintenance capital expenditures at Atlantic Aviation and Hawaii Gas (net of customer reimbursements) in the quarter, partially offset by an increase in maintenance capital expenditures at IMTT in the half-year.

Free Cash Flow increased 8.8% to $126.3 million in the second quarter and by 8.5% to $259.7 million in the first half of 2016. The growth in cash generation was primarily a result of improved performance at Atlantic Aviation, an increased contribution from the renewables portion of CP&E based on an improvement in wind and solar resources in both quarters, and based on the acquisition of BEC in the second quarter of 2015. Underlying figures in the prior comparable period excluded primarily the interest rate swap break fees at IMTT of $31.4 million and transaction fees related to the acquisition of BEC of $9.1 million.

Conference Call and Webcast

When: Management has scheduled a conference call for 8:00 a.m. Eastern Time on Tuesday, August 2, 2016 during which it will review and comment on the Company’s results for the second quarter.

How: To listen to the conference call please dial +1(650) 521-5252 or +1(877) 852-2928 at least 10 minutes prior to the scheduled start time. A webcast of the call will be accessible via the Company’s website at www.macquarie.com/mic. Please allow extra time prior to the call to visit the site and download the necessary software to listen to the webcast.

Slides: The Company will prepare materials in support of its conference call presentation. The materials will be available for downloading from the Company’s website the morning of August 2, 2016 prior to the conference call. A link to the materials will be located on the homepage of the MIC website.

Replay: For interested individuals unable to participate in the live conference call, a replay will be available after 2:00 p.m. on August 2, 2016 through midnight on August 8, 2016, at +1(404) 537-3406 or +1(855) 859-2056, Passcode: 49732812. An online archive of the webcast will be available on the Company’s website for one year following the call. MIC-G

About MIC

MIC owns and operates a diversified group of businesses providing basic services to customers in the United States. Its businesses consist of a bulk liquid terminals business, International-Matex Tank Terminals, an airport services business, Atlantic Aviation, a gas processing and distribution business, Hawaii Gas, and entities comprising a Contracted Power and Energy segment. For additional information, please visit the MIC website at www.macquarie.com/mic.

Use of Non-GAAP Measures

In analyzing the financial performance of its businesses, MIC focuses primarily on cash generation and Free Cash Flow in particular. The Company believes investors use Free Cash Flow as a measure of its ability to sustain and potentially increase its quarterly cash dividend.

In addition, MIC measures EBITDA excluding non-cash items, a component of Free Cash Flow, as it reflects its businesses’ ability to effectively manage the volume of products sold or services provided, the margin earned on those transactions and the management of operating expenses independent of the capitalization and tax attributes of those businesses.

MIC also uses proportionately combined financial metrics, which reflect its ownership interest in each of its businesses and MIC Corporate. The Company uses these measures to assess the amount of cash generated in proportion to its ownership interest in its businesses. Given its varied ownership levels in some of its businesses, principally in the CP&E segment, together with the Company’s obligations to report the results of these businesses on a consolidated basis, management believes that GAAP measures such as net income (loss) do not fully reflect all of the items it considers in assessing the amount of cash generated based on its ownership interest in its businesses. MIC notes that the proportionately combined metrics it uses may be calculated in a different manner by other companies and may limit their usefulness as a comparative measure. Therefore, proportionately combined metrics should be used as a supplemental measure to help understand its financial performance and not in lieu of its financial results reported under GAAP.

MIC defines Free Cash Flow as EBITDA excluding non-cash items less cash paid for interest, taxes, pension contributions, and maintenance capital expenditures, including principal repayments on capital lease obligations used to fund maintenance capital expenditures. Thus, MIC views Free Cash Flow and EBITDA excluding non-cash items as key performance indicators with respect to the ongoing performance of its businesses and their ability to generate cash, in part in support of the Company’s dividend. In this release, MIC has disclosed Free Cash Flow on a consolidated basis and for each of its operating segments and MIC Corporate.

MIC defines EBITDA excluding non-cash items as net income (loss) or earnings - the most comparable GAAP measure - before interest, taxes, depreciation and amortization and non-cash items including impairments, unrealized derivative gains and losses and adjustments for other non-cash items reflected in the statements of operations. EBITDA excluding non-cash items also excludes base management fees and performance fees, if any, whether paid in cash or stock.

MIC believes that both Free Cash Flow and EBITDA excluding non-cash items support a more complete understanding of the business factors and economic trends reflected in the financial performance of its businesses than would otherwise be achieved using GAAP results alone. Specifically, both Free Cash Flow and EBITDA excluding non-cash items reflect the ability of the Company’s businesses to generate cash on an ongoing basis. MIC’s businesses can be characterized as owners of high-value, long-lived assets which tend to generate Free Cash Flow in excess of GAAP net income as a result of: (i) non-cash depreciation, amortization and impairment charges; (ii) MIC’s ability to defer all or a portion of current federal income taxes; (iii) non-cash unrealized gains or losses on derivative instruments; and, (iv) various other non-cash items such as pension expense, amortization of tolling liabilities and gains (losses) on disposal of assets. The non-cash pension expense primarily consists of interest cost, expected return on plan assets and amortization of actuarial and performance gains and losses. In addition, management uses Free Cash Flow as a measure of the Company’s ability to sustain and potentially increase its quarterly cash dividend. MIC believes that external consumers of its financial statements, including investors and research analysts, use this metric to assess the performance of the Company and as an indicator of its success in generating a cash return on investment.

MIC does not consider Free Cash Flow to be a measure of liquidity because it does not fully reflect the Company’s ability to deploy generated cash for discretionary spending. It does not take into consideration required payments on indebtedness and other fixed obligations or the other cash items that are excluded when calculating Free Cash Flow. MIC notes that Free Cash Flow may be calculated differently by other companies thereby limiting its usefulness as a comparative measure. Free Cash Flow should be used as a supplemental measure to help understand the Company’s financial performance and not in lieu of its financial results reported under GAAP.

Classification of Maintenance Capital Expenditures and Growth Capital Expenditures

MIC categorizes capital expenditures as either maintenance capital expenditures or growth capital expenditures. As neither maintenance capital expenditure nor growth capital expenditure is a GAAP term, MIC has adopted a framework to categorize specific capital expenditures. In broad terms, maintenance capital expenditures primarily maintain the Company’s businesses at current levels of operations, capability, profitability or cash flow. MIC considers a number of factors to determine whether a specific capital expenditure will be classified as maintenance or growth.

In some cases, specific capital expenditures contain characteristics of both maintenance and growth capital expenditures. MIC does not bifurcate specific capital expenditures into growth and maintenance components. Each discrete capital expenditure is considered within the above framework and the entire expenditure is classified as either maintenance or growth.

Forward-Looking Statements

This press release contains forward-looking statements. MIC may, in some cases, use words such as "project”, "believe”, "anticipate”, "plan”, "expect”, "estimate”, "intend”, "should”, "would”, "could”, "potentially”, or "may” or other words that convey uncertainty of future events or outcomes to identify these forward-looking statements. Forward-looking statements in this report are subject to a number of risks and uncertainties, some of which are beyond MIC’s control including, among other things: changes in general economic or business conditions; its ability to service, comply with the terms of and refinance debt, successfully integrate and manage acquired businesses, retain or replace qualified employees, manage growth, make and finance future acquisitions, and implement its strategy; risks associated with development, investment and expansion in the power industry; its shared decision-making with co-investors over investments including the distribution of dividends; its regulatory environment establishing rate structures and monitoring quality of service; demographic trends, the political environment, the economy, tourism, construction and transportation costs, air travel, environmental costs and risks; fuel and gas and other commodity costs; its ability to recover increases in costs from customers, reliance on sole or limited source suppliers, risks or conflicts of interests involving its relationship with the Macquarie Group and changes in U.S. federal tax law.

MIC’s actual results, performance, prospects or opportunities could differ materially from those expressed in or implied by the forward-looking statements. Additional risks of which MIC is not currently aware could also cause its actual results to differ. In light of these risks, uncertainties and assumptions, you should not place undue reliance on any forward-looking statements. The forward-looking events discussed in this release may not occur. These forward-looking statements are made as of the date of this release. MIC undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

“Macquarie Group” refers to the Macquarie Group of companies, which comprises Macquarie Group Limited and its worldwide subsidiaries and affiliates. Macquarie Infrastructure Corporation is not an authorized deposit-taking institution for the purposes of the Banking Act 1959 (Commonwealth of Australia) and its obligations do not represent deposits or other liabilities of Macquarie Bank Limited ABN 46 008 583 542 (MBL). MBL does not guarantee or otherwise provide assurance in respect of the obligations of Macquarie Infrastructure Corporation.

MACQUARIE INFRASTRUCTURE CORPORATION

CONSOLIDATED CONDENSED BALANCE SHEETS
($ in Thousands, Except Share Data)

	June 30, 2016	December 31, 2015(1)
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$23,261	$22,394
Restricted cash	14,482	18,946
Accounts receivable, less allowance for doubtful accounts
of $1,387 and $1,690, respectively	96,799	95,597
Inventories	31,492	29,489
Prepaid expenses	14,407	21,690
Other current assets	17,614	28,453
Total current assets	198,055	216,569
Property, equipment, land and leasehold improvements, net	4,128,736	4,116,163
Investment in unconsolidated business	9,025	8,274
Goodwill	2,021,611	2,017,211
Intangible assets, net	911,922	934,892
Other noncurrent assets	11,040	15,695
Total assets	$7,280,389	$7,308,804

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Due to Manager - related party	$73,618	$73,317
Accounts payable	50,312	56,688
Accrued expenses	69,961	78,527
Current portion of long-term debt	61,096	40,099
Fair value of derivative instruments	19,601	19,628
Other current liabilities	39,618	40,531
Total current liabilities	314,206	308,790
Long-term debt, net of current portion	2,763,545	2,746,525
Deferred income taxes	850,034	816,836
Fair value of derivative instruments	46,008	15,698
Tolling agreements - noncurrent	64,261	68,150
Other noncurrent liabilities	149,030	150,363
Total liabilities	4,187,084	4,106,362
Commitments and contingencies	-	-
Stockholders’ equity (2):
Common stock ($0.001 par value; 500,000,000 authorized;80,502,929 shares issued and outstanding at June 30, 2016 and 80,006,744 shares issued and outstanding at December 31, 2015)	$81	$80
Additional paid in capital	2,167,561	2,317,421
Accumulated other comprehensive loss	(25,757)	(23,295)
Retained earnings	777,531	735,984
Total stockholders’ equity	2,919,416	3,030,190
Noncontrolling interests	173,889	172,252
Total equity	3,093,305	3,202,442
Total liabilities and equity	$7,280,389	$7,308,804
_________________
(1) Conformed to current period presentation. See Note 2, "Basis of Presentation", for Recently Issued Accounting Standards adopted in the six months ended June 30, 2016.
(2) See Note 8, "Stockholders' Equity", for discussions on preferred stock and special stock.

MACQUARIE INFRASTRUCTURE CORPORATION

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
(Unaudited)
($ in Thousands, Except Share and Per Share Data)

	Quarter Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Revenue
Service revenue	$306,221	$327,809	$618,462	$653,811
Product revenue	91,358	95,880	175,504	168,376
Total revenue	397,579	423,689	793,966	822,187
Costs and expenses
Cost of services	120,857	148,417	237,320	281,834
Cost of product sales	35,018	45,247	68,078	84,374
Selling, general and administrative	72,430	81,064	144,714	151,717
Fees to Manager - related party	16,392	154,559	31,188	319,832
Depreciation	59,662	51,801	112,883	109,223
Amortization of intangibles	16,713	17,902	34,500	65,873
Total operating expenses	321,072	498,990	628,683	1,012,853
Operating income (loss)	76,507	(75,301)	165,283	(190,666)
Other income (expense)
Interest income	25	7	58	13
Interest expense(1)	(39,502)	(22,342)	(96,397)	(53,863)
Other income, net	271	588	3,700	1,620
Net income (loss) before income taxes	37,301	(97,048)	72,644	(242,896)
(Provision) benefit for income taxes	(16,220)	33,531	(31,387)	88,864
Net income (loss)	$21,081	$(63,517)	$41,257	$(154,032)
Less: net income (loss) attributable to noncontrolling interests	1,889	(421)	(290)	(1,934)
Net income (loss) attributable to MIC	$19,192	$(63,096)	$41,547	$(152,098)

Basic income (loss) per share attributable to MIC	$0.24	$(0.80)	$0.52	$(2.00)
Weighted average number of shares outstanding: basic	80,369,575	79,246,069	80,241,293	76,214,929

Diluted income (loss) per share attributable to MIC	$0.24	$(0.80)	$0.51	$(2.00)
Weighted average number of shares outstanding: diluted	81,323,294	79,246,069	81,194,505	76,214,929
Cash dividends declared per share	$1.25	$1.11	$2.45	$2.18

(1) Interest expense includes losses on derivative instruments of $14.9 million and $46.7 million for the quarter and six months ended June 30,

2016, respectively. For the quarter and six months ended June 30, 2015, interest expense includes gains on derivative instruments of $3.5 million and losses on derivative instruments of $8.9 million, respectively.

MACQUARIE INFRASTRUCTURE CORPORATION

CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
(Unaudited)
($ in Thousands)

	Six Months Ended June 30,
	2016	2015

Operating activities
Net income (loss)	$41,257	$(154,032)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization of property and equipment	112,883	109,223
Amortization of intangible assets	34,500	65,873
Amortization of debt financing costs	5,249	4,566
Adjustments to derivative instruments	29,030	(40,465)
Fees to Manager- related party	31,188	252,012
Deferred taxes	27,219	(89,312)
Other non-cash expense, net	2,646	3,390
Changes in other assets and liabilities, net of acquisitions:
Restricted cash	2,368	2,071
Accounts receivable	(1,788)	(13,081)
Inventories	(2,104)	(152)
Prepaid expenses and other current assets	9,498	3,580
Due to Manager - related party	90	67,813
Accounts payable and accrued expenses	(13,789)	(10,489)
Income taxes payable	1,393	(5,461)
Other, net	(1,722)	(1,592)
Net cash provided by operating activities	277,918	193,944

Investing activities
Acquisitions of businesses and investments, net of cash acquired	(16,613)	(236,956)
Purchases of property and equipment	(118,734)	(50,025)
Proceeds from insurance claim	7,235	-
Other, net	513	522
Net cash used in investing activities	(127,599)	(286,459)

Financing activities
Proceeds from long-term debt	$251,000	$1,654,569
Payment of long-term debt	(216,581)	(1,744,761)
Proceeds from the issuance of shares	1,323	488,125
Dividends paid to common stockholders	(188,608)	(162,967)
Contributions received from noncontrolling interests	15,431	532
Purchase of noncontrolling interest	(9,909)	-
Distributions paid to noncontrolling interests	(2,505)	(1,238)
Offering and equity raise costs paid	(149)	(16,540)
Debt financing costs paid	(1,203)	(14,293)
Change in restricted cash	2,096	10,975
Payment of capital lease obligations	(789)	(1,419)
Net cash (used in) provided by financing activities	(149,894)	212,983

Effect of exchange rate changes on cash and cash equivalents	442	(298)
Net change in cash and cash equivalents	867	120,170
Cash and cash equivalents, beginning of period	22,394	48,014
Cash and cash equivalents, end of period	$23,261	$168,184

Supplemental disclosures of cash flow information
Non-cash investing and financing activities:
Accrued equity offering costs	$260	$168
Accrued financing costs	$443	$887
Accrued purchases of property and equipment	$20,794	$16,359
Acquisition of equipment through capital leases	$-	$398
Issuance of shares to Manager	$30,977	$182,513
Issuance of shares to independent directors	$750	$750
Conversion of convertible senior notes to shares	$4	$25
Conversion of LLC interests to common stock(1)	$-	$79
Conversion of LLC interests to additional paid in capital(1)	$-	$2,428,334
Distributions payable to noncontrolling interests	$-	$39
Taxes paid, net	$2,766	$5,909
Interest paid	$55,956	$54,209
______________
(1) See Note 8, "Stockholders' Equity", for discussion on common stock, LLC interests and additional paid in capital.

MACQUARIE INFRASTRUCTURE CORPORATION

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS – MD&A

	Quarter Ended June 30,		Change Favorable/(Unfavorable)		Six Months Ended June 30,		Change Favorable/(Unfavorable)
	2016	2015	$	%	2016	2015	$	%
	($ In Thousands, Except Share and Per Share Data) (Unaudited)
Revenue
Service revenue	$306,221	$327,809	(21,588)	(6.6)	$618,462	$653,811	(35,349)	(5.4)
Product revenue	91,358	95,880	(4,522)	(4.7)	175,504	168,376	7,128	4.2
Total revenue	397,579	423,689	(26,110)	(6.2)	793,966	822,187	(28,221)	(3.4)

Costs and expenses
Cost of services(1)	120,857	148,417	27,560	18.6	237,320	281,834	44,514	15.8
Cost of product sales(1)	35,018	45,247	10,229	22.6	68,078	84,374	16,296	19.3
Gross profit	241,704	230,025	11,679	5.1	488,568	455,979	32,589	7.1
Selling, general and administrative	72,430	81,064	8,634	10.7	144,714	151,717	7,003	4.6
Fees to Manager - related party	16,392	154,559	138,167	89.4	31,188	319,832	288,644	90.2
Depreciation	59,662	51,801	(7,861)	(15.2)	112,883	109,223	(3,660)	(3.4)
Amortization of intangibles	16,713	17,902	1,189	6.6	34,500	65,873	31,373	47.6
Total operating expenses	165,197	305,326	140,129	45.9	323,285	646,645	323,360	50.0
Operating income (loss)	76,507	(75,301)	151,808	NM	165,283	(190,666)	355,949	186.7

Other income (expense)
Interest income	25	7	18	NM	58	13	45	NM
Interest expense(2)	(39,502)	(22,342)	(17,160)	(76.8)	(96,397)	(53,863)	(42,534)	(79.0)
Other income, net	271	588	(317)	(53.9)	3,700	1,620	2,080	128.4
Net income (loss) before income taxes	37,301	(97,048)	134,349	138.4	72,644	(242,896)	315,540	129.9
(Provision) benefit for income taxes	(16,220)	33,531	(49,751)	(148.4)	(31,387)	88,864	(120,251)	(135.3)
Net income (loss)	$21,081	$(63,517)	84,598	133.2	$41,257	$(154,032)	195,289	126.8
Less: net income (loss) attributable to noncontrolling interests	1,889	(421)	(2,310)	NM	(290)	(1,934)	(1,644)	(85.0)
Net income (loss) attributable to MIC	$19,192	$(63,096)	82,288	130.4	$41,547	$(152,098)	193,645	127.3
Basic income (loss) per share attributable to MIC	$0.24	$(0.80)	1.04	130.0	$0.52	$(2.00)	2.52	126.0
Weighted average number of shares outstanding: basic	80,369,575	79,246,069	1,123,506	1.4	80,241,293	76,214,929	4,026,364	5.3

NM - Not meaningful
(1) Cost of services and cost of product sales exclude depreciation.

(2) Interest expense includes losses on derivative instruments of $14.9 million and $46.7 million for the quarter and six months ended June 30, 2016, respectively. For the quarter and six months ended June 30, 2015, interest expense includes gains on derivative instruments of $3.5 million and losses on derivative instruments of $8.9 million, respectively.

MACQUARIE INFRASTRUCTURE CORPORATION

RECONCILIATION OF CONSOLIDATED NET INCOME (LOSS) TO EBITDA EXCLUDING NON-CASH ITEMS AND TO FREE CASH FLOW

	Quarter Ended June 30,		Change Favorable/(Unfavorable)		Six Months Ended June 30,		Change Favorable/(Unfavorable)
	2016	2015	$	%	2016	2015	$	%
	($ In Thousands) (Unaudited)

Net income (loss)	$21,081	$(63,517)			$41,257	$(154,032)
Interest expense, net(1)	39,477	22,335			96,339	53,850
Provision (benefit) for income taxes	16,220	(33,531)			31,387	(88,864)
Depreciation	59,662	51,801			112,883	109,223
Amortization of intangibles	16,713	17,902			34,500	65,873
Fees to Manager- related party(2)	16,392	154,559			31,188	319,832
Other non-cash (income) expense, net (3)	(2,761)	2,433			(4,795)	1,344
EBITDA excluding non-cash items	$166,784	$151,982	14,802	9.7	$342,759	$307,226	35,533	11.6

EBITDA excluding non-cash items	$166,784	$151,982			$342,759	$307,226
Interest expense, net(1)	(39,477)	(22,335)			(96,339)	(53,850)
Adjustments to derivative instruments recorded in interest expense(1)	9,866	(12,387)			36,471	(7,034)
Amortization of debt financing costs(1)	2,370	2,951			5,249	4,566
Interest rate swap breakage fees	-	(31,385)			-	(31,385)
Provision/benefit for income taxes, net of changes in deferred taxes	(1,662)	357			(4,168)	(448)
Maintenance capital expenditures	(9,840)	(11,390)			(20,253)	(17,505)
Free cash flow	$128,041	$77,793	50,248	64.6	$263,719	$201,570	62,149	30.8

(1) Interest expense, net, includes adjustment to derivative instruments and non-cash amortization of deferred financing fees. Interest expense also included a non-cash write-off of deferred financing fees related to the February 2016 refinancing at Hawaii Gas for the six months ended June 30, 2016 and a non-cash write-off of deferred financing costs related to the May 2015 refinancing at IMTT for the quarter and six months ended June 30, 2015.

(2) In July 2015, our Board requested, and our Manager agreed, that $67.8 million of the performance fee for the quarter ended June 30, 2015 be settled in cash in July 2015 to minimize dilution. The remaining $67.8 million obligation was settled and reinvested in 944,046 shares by our Manager on August 1, 2016 using the June 2016 monthly volume weighted average share price of $71.84.

(3) Other non-cash (income) expense, net, primarily includes non-cash pension expense, amortization of tolling liabilities, unrealized gains (losses) on commodity hedges and non-cash gains (losses) related to disposal of assets.

MACQUARIE INFRASTRUCTURE CORPORATION

RECONCILIATION FROM CONSOLIDATED FREE CASH FLOW TO PROPORTIONATELY COMBINED FREE CASH FLOW

	Quarter Ended June 30,		Change Favorable/(Unfavorable)		Six Months Ended June 30,		Change Favorable/(Unfavorable)
	2016	2015	$	%	2016	2015	$	%
	($ In Thousands) (Unaudited)

Free Cash Flow- Consolidated basis	$128,041	$77,793	50,248	64.6	$263,719	$201,570	62,149	30.8
100% of CP&E Free Cash Flow included in consolidated Free Cash Flow	(17,871)	(4,341)			(29,814)	(7,030)
MIC's share of CP&E Free Cash Flow	16,147	2,863			25,807	4,456
Free Cash Flow- Proportionately Combined basis	$126,317	$76,315	50,002	65.5	$259,712	$198,996	60,716	30.5

MACQUARIE INFRASTRUCTURE CORPORATION

RECONCILIATION OF SEGMENT NET INCOME (LOSS) TO EBITDA EXCLUDING NON-CASH ITEMS AND TO FREE CASH FLOW

IMTT
	Quarter Ended June 30,				Six Months Ended June 30,
	2016	2015	Change Favorable/ (Unfavorable)		2016	2015	Change Favorable/ (Unfavorable)
	$	$	$	%	$	$	$	%
	($ In Thousands) (Unaudited)

Revenues	128,218	142,384	(14,166)	(9.9)	263,643	280,445	(16,802)	(6.0)
Cost of services(1)	46,459	61,052	14,593	23.9	96,760	114,643	17,883	15.6
Gross profit	81,759	81,332	427	0.5	166,883	165,802	1,081	0.7
General and administrative expenses	7,790	8,302	512	6.2	15,964	16,006	42	0.3
Depreciation and amortization	35,282	31,673	(3,609)	(11.4)	67,903	67,552	(351)	(0.5)
Operating income	38,687	41,357	(2,670)	(6.5)	83,016	82,244	772	0.9
Interest expense, net(2)	(13,764)	(6,263)	(7,501)	(119.8)	(33,635)	(13,169)	(20,466)	(155.4)
Other income, net	464	769	(305)	(39.7)	3,452	1,401	2,051	146.4
Provision for income taxes	(10,409)	(14,659)	4,250	29.0	(21,638)	(28,748)	7,110	24.7
Net income(3)	14,978	21,204	(6,226)	(29.4)	31,195	41,728	(10,533)	(25.2)
Less: net income attributable to noncontrolling interests	-	108	108	100.0	59	358	299	83.5
Net income attributable to MIC(3)	14,978	21,096	(6,118)	(29.0)	31,136	41,370	(10,234)	(24.7)

Reconciliation of net income to EBITDA excluding non-cash items and Free Cash Flow:
Net income(3)	14,978	21,204			31,195	41,728
Interest expense, net(2)	13,764	6,263			33,635	13,169
Provision for income taxes	10,409	14,659			21,638	28,748
Depreciation and amortization	35,282	31,673			67,903	67,552
Other non-cash expense, net (4)	1,946	1,849			4,220	2,855
EBITDA excluding non-cash items	76,379	75,648	731	1.0	158,591	154,052	4,539	2.9

EBITDA excluding non-cash items	76,379	75,648			158,591	154,052
Interest expense, net(2)	(13,764)	(6,263)			(33,635)	(13,169)
Adjustments to derivative instruments recorded in interest expense(2)	3,546	(3,955)			13,156	(6,334)
Amortization of debt financing costs(2)	411	1,416			831	1,529
Interest rate swap breakage fees	-	(31,385)			-	(31,385)
Provision for income taxes, net of changes in deferred taxes	(937)	473			(2,167)	(104)
Maintenance capital expenditures	(6,942)	(6,043)			(13,239)	(8,514)
Free cash flow	58,693	29,891	28,802	96.4	123,537	96,075	27,462	28.6
_____________________
(1) Cost of services excludes depreciation.

(2) Interest expense, net, includes adjustments to derivative instruments and non-cash amortization of deferred financing fees. For the quarter and six months ended June 30, 2015, interest expense also includes non-cash write-off of deferred financing costs related to the May 2015 refinancing.

(3) Corporate allocation expense, intercompany fees and the tax effect have been excluded from the above table as they are eliminated on consolidation.
(4) Other non-cash expense, net, primarily includes non-cash adjustments related to pension expense and non-cash gains (losses) related to disposal of assets.

Atlantic Aviation

	Quarter Ended June 30,				Six Months Ended June 30,
	2016	2015	Change Favorable/ (Unfavorable)		2016	2015	Change Favorable/ (Unfavorable)
	$	$	$	%	$	$	$	%
	($ In Thousands) (Unaudited)

Revenues	179,218	185,425	(6,207)	(3.3)	357,206	373,366	(16,160)	(4.3)
Cost of services(1)	74,440	87,365	12,925	14.8	140,602	167,191	26,589	15.9
Gross profit	104,778	98,060	6,718	6.9	216,604	206,175	10,429	5.1
Selling, general and administrative expenses	51,381	50,037	(1,344)	(2.7)	103,992	102,046	(1,946)	(1.9)
Depreciation and amortization	24,702	21,810	(2,892)	(13.3)	46,893	81,525	34,632	42.5
Operating income	28,695	26,213	2,482	9.5	65,719	22,604	43,115	190.7
Interest expense, net(2)	(8,924)	(5,605)	(3,319)	(59.2)	(22,238)	(18,690)	(3,548)	(19.0)
Other (expense) income, net	(49)	(65)	16	24.6	341	(637)	978	153.5
Provision for income taxes	(7,973)	(8,275)	302	3.6	(17,715)	(1,586)	(16,129)	NM
Net income(3)	11,749	12,268	(519)	(4.2)	26,107	1,691	24,416	NM

Reconciliation of net income to EBITDA excluding non-cash items and Free Cash Flow:
Net income(3)	11,749	12,268			26,107	1,691
Interest expense, net(2)	8,924	5,605			22,238	18,690
Provision for income taxes	7,973	8,275			17,715	1,586
Depreciation and amortization	24,702	21,810			46,893	81,525
Other non-cash expense, net (4)	356	748			282	1,473
EBITDA excluding non-cash items	53,704	48,706	4,998	10.3	113,235	104,965	8,270	7.9

EBITDA excluding non-cash items	53,704	48,706			113,235	104,965
Interest expense, net(2)	(8,924)	(5,605)			(22,238)	(18,690)
Adjustments to derivative instruments recorded in interest expense(2)	1,179	(2,485)			6,787	2,581
Amortization of debt financing costs(2)	905	806			1,705	1,614
Provision for income taxes, net of changes in deferred taxes	(910)	(278)			(2,362)	(633)
Maintenance capital expenditures	(1,457)	(3,558)			(3,741)	(6,181)
Free cash flow	44,497	37,586	6,911	18.4	93,386	83,656	9,730	11.6
_____________________
NM - Not meaningful
(1) Cost of services excludes depreciation.
(2) Interest expense, net, includes adjustments to derivative instruments and non-cash amortization of deferred financing fees.
(3) Corporate allocation expense, intercompany fees and the tax effect have been excluded from the above table as they are eliminated on consolidation.
(4) Other non-cash expense, net, primarily includes non-cash gains (losses) related to disposal of assets.

Contracted Power and Energy

	Quarter Ended June 30,				Six Months Ended June 30,
	2016	2015	Change Favorable/ (Unfavorable)		2016	2015	Change Favorable/ (Unfavorable)
	$	$	$	%	$	$	$	%
	($ In Thousands) (Unaudited)

Revenues	38,300	36,121	2,179	6.0	68,479	47,953	20,526	42.8
Cost of product sales(1)	5,794	5,136	(658)	(12.8)	10,151	7,783	(2,368)	(30.4)
Gross profit	32,506	30,985	1,521	4.9	58,328	40,170	18,158	45.2
Selling, general and administrative expenses	6,547	14,170	7,623	53.8	12,507	16,808	4,301	25.6
Depreciation and amortization	13,847	13,854	7	0.1	27,693	21,299	(6,394)	(30.0)
Operating income	12,112	2,961	9,151	NM	18,128	2,063	16,065	NM
Interest expense, net(2)	(11,002)	(4,945)	(6,057)	(122.5)	(28,850)	(11,283)	(17,567)	(155.7)
Other income	3	-	3	NM	308	1,116	(808)	(72.4)
(Provision) benefit for income taxes	(1,917)	(3,683)	1,766	48.0	387	(2,865)	3,252	113.5
Net loss(3)	(804)	(5,667)	4,863	85.8	(10,027)	(10,969)	942	8.6
Less: net income (loss) attributable to noncontrolling interests	1,889	(529)	(2,418)	NM	(349)	(2,292)	(1,943)	(84.8)
Net loss attributable to MIC(3)	(2,693)	(5,138)	2,445	47.6	(9,678)	(8,677)	(1,001)	(11.5)

Reconciliation of net loss to EBITDA excluding non-cash items and Free Cash Flow:
Net loss(3)	(804)	(5,667)			(10,027)	(10,969)
Interest expense, net(2)	11,002	4,945			28,850	11,283
Provision (benefit) for income taxes	1,917	3,683			(387)	2,865
Depreciation and amortization	13,847	13,854			27,693	21,299
Other non-cash income, net (4)	(1,945)	(1,570)			(3,965)	(2,748)
EBITDA excluding non-cash items	24,017	15,245	8,772	57.5	42,164	21,730	20,434	94.0

EBITDA excluding non-cash items	24,017	15,245			42,164	21,730
Interest expense, net(2)	(11,002)	(4,945)			(28,850)	(11,283)
Adjustments to derivative instruments recorded in interest expense(2)	4,504	(5,939)			15,772	(3,412)
Amortization of debt financing costs(2)	354	31			737	48
Provision/benefit for income taxes, net of changes in deferred taxes	(2)	-			(9)	(2)
Maintenance capital expenditures	-	(51)			-	(51)
Free cash flow	17,871	4,341	13,530	NM	29,814	7,030	22,784	NM
_____________________
NM- Not meaningful
(1) Cost of product sales excludes depreciation.
(2) Interest expense, net, includes adjustments to derivative instruments and non-cash amortization of deferred financing fees.
(3) Corporate allocation expense, intercompany fees and the tax effect have been excluded from the above table as they are eliminated on consolidation.
(4) Other non-cash income, net, primarily includes amortization of tolling liabilities.

Hawaii Gas

	Quarter Ended June 30,				Six Months Ended June 30,
	2016	2015	Change Favorable/ (Unfavorable)		2016	2015	Change Favorable/ (Unfavorable)
	$	$	$	%	$	$	$	%
	($ In Thousands) (Unaudited)

Revenues	53,058	59,759	(6,701)	(11.2)	107,025	120,423	(13,398)	(11.1)
Cost of product sales(1)	29,224	40,111	10,887	27.1	57,927	76,591	18,664	24.4
Gross profit	23,834	19,648	4,186	21.3	49,098	43,832	5,266	12.0
Selling, general and administrative expenses	4,434	4,862	428	8.8	9,690	10,218	528	5.2
Depreciation and amortization	2,544	2,366	(178)	(7.5)	4,894	4,720	(174)	(3.7)
Operating income	16,856	12,420	4,436	35.7	34,514	28,894	5,620	19.5
Interest expense, net(2)	(2,229)	(1,806)	(423)	(23.4)	(4,653)	(3,749)	(904)	(24.1)
Other expense, net	(147)	(116)	(31)	(26.7)	(401)	(260)	(141)	(54.2)
Provision for income taxes	(5,706)	(4,068)	(1,638)	(40.3)	(11,617)	(9,600)	(2,017)	(21.0)
Net income(3)	8,774	6,430	2,344	36.5	17,843	15,285	2,558	16.7

Reconciliation of net income to EBITDA excluding non-cash items and Free Cash Flow:
Net income(3)	8,774	6,430			17,843	15,285
Interest expense, net(2)	2,229	1,806			4,653	3,749
Provision for income taxes	5,706	4,068			11,617	9,600
Depreciation and amortization	2,544	2,366			4,894	4,720
Other non-cash (income) expense, net(4)	(3,305)	1,219			(5,707)	(611)
EBITDA excluding non-cash items	15,948	15,889	59	0.4	33,300	32,743	557	1.7

EBITDA excluding non-cash items	15,948	15,889			33,300	32,743
Interest expense, net(2)	(2,229)	(1,806)			(4,653)	(3,749)
Adjustments to derivative instruments recorded in interest expense(2)	637	(8)			756	131
Amortization of debt financing costs(2)	88	120			752	241
Provision for income taxes, net of changes in deferred taxes	(2,129)	-			(5,146)	-
Maintenance capital expenditures	(1,441)	(1,738)			(3,273)	(2,759)
Free cash flow	10,874	12,457	(1,583)	(12.7)	21,736	26,607	(4,871)	(18.3)
_____________________
(1) Cost of product sales includes unrealized gains (losses) on commodity hedges and excludes depreciation.

(2) Interest expense, net, includes adjustments to derivative instruments related to interest rate swaps and non-cash amortization of deferred financing fees. For the six months ended June 30, 2016, interest expense also included a non-cash write-off of deferred financing fees related to the February 2016 refinancing.

(3) Corporate allocation expense, intercompany fees and the tax effect have been excluded from the above table as they are eliminated on consolidation.
(4) Other non-cash (income) expense, net, primarily includes non-cash adjustments related to pension expense and unrealized gains (losses) on commodity hedges.

Corporate and Other

	Quarter Ended June 30,				Six Months Ended June 30,
	2016	2015	Change Favorable/ (Unfavorable)		2016	2015	Change Favorable/ (Unfavorable)
	$	$	$	%	$	$	$	%
	($ In Thousands) (Unaudited)

Fees to Manager-related party	16,392	154,559	138,167	89.4	31,188	319,832	288,644	90.2
Selling, general and administrative expenses	3,451	3,693	242	6.6	4,906	6,639	1,733	26.1
Operating loss	(19,843)	(158,252)	138,409	87.5	(36,094)	(326,471)	290,377	88.9
Interest expense, net(1)	(3,558)	(3,716)	158	4.3	(6,963)	(6,959)	(4)	(0.1)
Benefit for income taxes	9,785	64,216	(54,431)	(84.8)	19,196	131,663	(112,467)	(85.4)
Net loss(2)	(13,616)	(97,752)	84,136	86.1	(23,861)	(201,767)	177,906	88.2

Reconciliation of net loss to EBITDA excluding non-cash items and Free Cash Flow:
Net loss(2)	(13,616)	(97,752)			(23,861)	(201,767)
Interest expense, net(1)	3,558	3,716			6,963	6,959
Benefit for income taxes	(9,785)	(64,216)			(19,196)	(131,663)
Fees to Manager-related party(3)	16,392	154,559			31,188	319,832
Other non-cash expense, net	187	187			375	375
EBITDA excluding non-cash items	(3,264)	(3,506)	242	6.9	(4,531)	(6,264)	1,733	27.7

EBITDA excluding non-cash items	(3,264)	(3,506)			(4,531)	(6,264)
Interest expense, net (1)	(3,558)	(3,716)			(6,963)	(6,959)
Amortization of debt financing costs(1)	612	578			1,224	1,134
Benefit for income taxes, net of changes in deferred taxes	2,316	162			5,516	291
Free cash flow	(3,894)	(6,482)	2,588	39.9	(4,754)	(11,798)	7,044	59.7
_____________________
(1) Interest expense, net, includes non-cash amortization of deferred financing fees.
(2) Corporate allocation expense, intercompany fees and the tax effect have been excluded from the above table as they are eliminated on consolidation.

(3) In July 2015, our Board requested, and our Manager agreed, that $67.8 million of the performance fee for the quarter ended June 30, 2015 be settled in cash in July 2015 to minimize dilution. The remaining $67.8 million obligation was settled and reinvested in 944,046 shares by our Manager on August 1, 2016 using the June 2016 monthly volume weighted average share price of $71.84.

MACQUARIE INFRASTRUCTURE CORPORATION

RECONCILIATION OF PROPORTIONATELY COMBINED NET INCOME (LOSS) TO EBITDA EXCLUDING NON-CASH ITEMS AND TO FREE CASH FLOW

	For the Quarter Ended June 30, 2016
($ in Thousands) (Unaudited)	IMTT	Atlantic Aviation	Contracted Power and Energy(1)	Hawaii Gas	MIC Corporate	Proportionately Combined(2)	Contracted Power and Energy 100%

Net income (loss)	14,978	11,749	(153)	8,774	(13,616)	21,732	(804)
Interest expense, net(3)	13,764	8,924	9,661	2,229	3,558	38,136	11,002
Provision (benefit) for income taxes	10,409	7,973	1,915	5,706	(9,785)	16,218	1,917
Depreciation and amortization of intangibles	35,282	24,702	11,973	2,544	-	74,501	13,847
Fees to Manager-related party	-	-	-	-	16,392	16,392	-
Other non-cash expense (income), net(4)	1,946	356	(1,945)	(3,305)	187	(2,761)	(1,945)
EBITDA excluding non-cash items	76,379	53,704	21,451	15,948	(3,264)	164,218	24,017

EBITDA excluding non-cash items	76,379	53,704	21,451	15,948	(3,264)	164,218	24,017
Interest expense, net(3)	(13,764)	(8,924)	(9,661)	(2,229)	(3,558)	(38,136)	(11,002)
Adjustments to derivative instruments recorded in interest expense, net(3)	3,546	1,179	4,019	637	-	9,381	4,504
Amortization of deferred finance charges(3)	411	905	340	88	612	2,356	354
Provision/benefit for income taxes, net of changes in deferred taxes	(937)	(910)	(2)	(2,129)	2,316	(1,662)	(2)
Maintenance capital expenditures	(6,942)	(1,457)	-	(1,441)	-	(9,840)	-
Free cash flow	58,693	44,497	16,147	10,874	(3,894)	126,317	17,871

	For the Quarter Ended June 30, 2015
($ in Thousands) (Unaudited)	IMTT (5)	Atlantic Aviation	Contracted Power and Energy(1)	Hawaii Gas	MIC Corporate	Proportionately Combined(2)	Contracted Power and Energy 100%

Net income (loss)	21,204	12,268	(6,151)	6,430	(97,752)	(64,001)	(5,667)
Interest expense, net(3)	6,263	5,605	4,854	1,806	3,716	22,244	4,945
Provision (benefit) for income taxes	14,659	8,275	3,683	4,068	(64,216)	(33,531)	3,683
Depreciation and amortization of intangibles	31,673	21,810	11,983	2,366	-	67,832	13,854
Fees to Manager-related party(6)	-	-	-	-	154,559	154,559	-
Other non-cash expense (income), net(4)	1,849	748	(1,570)	1,219	187	2,433	(1,570)
EBITDA excluding non-cash items	75,648	48,706	12,799	15,889	(3,506)	149,536	15,245

EBITDA excluding non-cash items	75,648	48,706	12,799	15,889	(3,506)	149,536	15,245
Interest expense, net(3)	(6,263)	(5,605)	(4,854)	(1,806)	(3,716)	(22,244)	(4,945)
Adjustments to derivative instruments recorded in interest expense, net(3)	(3,955)	(2,485)	(5,056)	(8)	-	(11,504)	(5,939)
Amortization of deferred finance charges(3)	1,416	806	25	120	578	2,945	31
Interest rate swap breakage fees	(31,385)	-	-	-	-	(31,385)	-
Provision/benefit for income taxes, net of changes in deferred taxes	473	(278)	-	-	162	357	-
Maintenance capital expenditures	(6,043)	(3,558)	(51)	(1,738)	-	(11,390)	(51)
Free cash flow	29,891	37,586	2,863	12,457	(6,482)	76,315	4,341

MACQUARIE INFRASTRUCTURE CORPORATION

RECONCILIATION OF PROPORTIONATELY COMBINED NET INCOME (LOSS) TO EBITDA EXCLUDING NON-CASH ITEMS AND TO FREE CASH FLOW

	For the Six Months Ended June 30, 2016
($ in Thousands) (Unaudited)	IMTT(5)	Atlantic Aviation	Contracted Power and Energy(1)	Hawaii Gas	MIC Corporate	Proportionately Combined(2)	Contracted Power and Energy 100%

Net income (loss)	31,195	26,107	(8,593)	17,843	(23,861)	42,691	(10,027)
Interest expense, net(3)	33,635	22,238	25,449	4,653	6,963	92,938	28,850
Provision (benefit) for income taxes	21,638	17,715	(389)	11,617	(19,196)	31,385	(387)
Depreciation and amortization	67,903	46,893	23,945	4,894	-	143,635	27,693
Fees to Manager-related party	-	-	-	-	31,188	31,188	-
Other non-cash expense (income), net(4)	4,220	282	(3,946)	(5,707)	375	(4,776)	(3,965)
EBITDA excluding non-cash items	158,591	113,235	36,466	33,300	(4,531)	337,061	42,164

EBITDA excluding non-cash items	158,591	113,235	36,466	33,300	(4,531)	337,061	42,164
Interest expense, net(3)	(33,635)	(22,238)	(25,449)	(4,653)	(6,963)	(92,938)	(28,850)
Adjustments to derivative instruments recorded in interest expense, net(3)	13,156	6,787	14,090	756	-	34,789	15,772
Amortization of deferred finance charges(3)	831	1,705	709	752	1,224	5,221	737
Provision/benefit for income taxes, net of changes in deferred taxes	(2,167)	(2,362)	(9)	(5,146)	5,516	(4,168)	(9)
Maintenance capital expenditures	(13,239)	(3,741)	-	(3,273)	-	(20,253)	-
Free cash flow	123,537	93,386	25,807	21,736	(4,754)	259,712	29,814

	For the Six Months Ended June 30, 2015
($ in Thousands) (Unaudited)	IMTT (5)	Atlantic Aviation	Contracted Power and Energy(1)	Hawaii Gas	MIC Corporate	Proportionately Combined(2)	Contracted Power and Energy 100%

Net income (loss)	41,728	1,691	(10,054)	15,285	(201,767)	(153,117)	(10,969)
Interest expense, net(3)	13,169	18,690	9,614	3,749	6,959	52,181	11,283
Provision (benefit) for income taxes	28,748	1,586	2,865	9,600	(131,663)	(88,864)	2,865
Depreciation and amortization	67,552	81,525	17,557	4,720	-	171,354	21,299
Fees to Manager-related party(6)	-	-	-	-	319,832	319,832	-
Other non-cash expense (income), net(4)	2,855	1,473	(2,732)	(611)	375	1,360	(2,748)
EBITDA excluding non-cash items	154,052	104,965	17,250	32,743	(6,264)	302,746	21,730

EBITDA excluding non-cash items	154,052	104,965	17,250	32,743	(6,264)	302,746	21,730
Interest expense, net(3)	(13,169)	(18,690)	(9,614)	(3,749)	(6,959)	(52,181)	(11,283)
Adjustments to derivative instruments recorded in interest expense, net(3)	(6,334)	2,581	(3,165)	131	-	(6,787)	(3,412)
Amortization of deferred finance charges(3)	1,529	1,614	38	241	1,134	4,556	48
Interest rate swap breakage fees	(31,385)	-	-	-	-	(31,385)	-
Provision/benefit for income taxes, net of changes in deferred taxes	(104)	(633)	(2)	-	291	(448)	(2)
Maintenance capital expenditures	(8,514)	(6,181)	(51)	(2,759)	-	(17,505)	(51)
Free cash flow	96,075	83,656	4,456	26,607	(11,798)	198,996	7,030

___________________________

(1) Proportionately combined Free Cash Flow for Contracted Power and Energy is equal to MIC's controlling ownership interest in its solar and wind power facilities. As of April 1, 2015, Contracted Power and Energy also includes 100% of BEC, a gas-fired power facility.

(2) Proportionately combined Free Cash Flow is equal to the sum of Free Cash Flow attributable to MIC's ownership interest in each of its operating businesses and MIC Corporate.

(3) Interest expense, net, includes adjustment to derivative instruments and non-cash amortization of deferred financing fees. Interest expense also included a non-cash write-off of deferred financing fees related to the February 2016 refinancing at Hawaii Gas for the six months ended June 30, 2016 and a non-cash write-off of deferred financing costs related to the May 2015 refinancing at IMTT for the quarter and six months ended June 30, 2015.

(4) Other non-cash expense (income), net, primarily includes non-cash pension expense, amortization of tolling liabilities, unrealized gains (losses) on commodity hedges and non-cash gains (losses) related to disposal of assets.

(5) On March 31, 2016, IMTT acquired the remaining 33.3% interest in its Quebec terminal that it did not previously own. IMTT was previously providing management services to this terminal and no operational changes are expected. Prior to the acquisition, IMTT consolidated the results of the Quebec terminal in its financial statements and adjusted for the portion that it did not own through noncontrolling interests. Since the IMTT Acquisition in July 2014 and prior to the acquisition of the noncontrolling interest, MIC reported IMTT’s EBITDA excluding non-cash items and Free Cash Flow including the 33.3% portion of the Quebec terminal. The contribution from the minority interest was not significant. Therefore, there were no changes to our historical EBITDA excluding non-cash items, Free Cash Flow or results generally as a function of acquiring this noncontrolling interest.

(6) In July 2015, our Board requested, and our Manager agreed, that $67.8 million of the performance fee for the quarter ended June 30, 2015 be settled in cash in July 2015 to minimize dilution. The remaining $67.8 million obligation was settled and reinvested in 944,046 shares by our Manager on August 1, 2016 using the June 2016 monthly volume weighted average share price of $71.84.

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